Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement (No. 333-XXXXX) on Form S-8 of Aetna Inc. 2000 Stock Incentive Plan of our reports dated March 1, 2005, with respect to the consolidated balance sheets of Aetna Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004 which reports appear in the December 31, 2004, annual report on Form 10-K of Aetna Inc.

/s/ KPMG LLP

Hartford, Connecticut
April 28, 2005

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